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                                                                EXHIBIT 3.11

                          CERTIFICATE OF CORRECTION OF
                   SECOND AMENDED CERTIFICATE OF DESIGNATIONS,
                    PREFERENCES AND RIGHTS OF PREFERRED STOCK
                                       OF
                          MICROTEL INTERNATIONAL, INC.,
                             a Delaware corporation


         The undersigned hereby certifies that:

         1.       The name of the corporation is MicroTel International, Inc.

         2. The corporation was incorporated in the State of Delaware on July 14, 1989.

         3. The Second Amended Certificate of Designations, Preferences and Rights of Preferred Stock (the "Second Amended Certificate of Designations") which was filed in the Office of the Delaware Secretary of State on December 28, 1999 requires correction, as permitted by Section 103 of the Delaware General Corporation Law, in that the Second Amended Certificate of Designations was filed in error because the Second Amended Certificate of Designations was filed without proper approval by the stockholders of the Corporation.

         4. The Second Amended Certificate of Designations filed on December 28, 1999 should be rendered null and void.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction of Second Amended Certificate of Designations, Preferences and Rights of Preferred Stock of MicroTel International, Inc. this 20th day of November, 2000.

                                                     /s/ Randolph D. Foote
                                                     ---------------------------
                                                     Randolph D. Foote,
                                                     Senior Vice President
                                                     and Chief Financial Officer